Press Release
For more information contact:	Corporate Headquarters
Michael J. Falbo or Daniel L. Westrope	815 N. Water Street
Telephone: (414) 223-8400	Milwaukee, WI 53202
Facsimile: (414) 223-8420	Nasdaq Symbol: SFSW

State Financial Services Corporation
Reports 14.9% Increase in Earnings Per Share

        Milwaukee, WI (April 19, 2005). State Financial Services Corporation (“State”) today reported diluted earnings per share for the three months ended March 31, 2005 of $0.54, a 14.9% increase over the $0.47 reported for the quarter ended March 31, 2004.

        State’s increase in earnings was driven by an expanding net interest margin and continued loan growth. For the first quarter of 2005, interest income was $19.8 million, a 17.2% increase over the $16.9 million reported in the first quarter of 2004 and 6.3% (not annualized) increase over the fourth quarter of 2004. Net interest income for the three months ended March 31, 2005 was $13.3 million, a 14.4% increase over the net interest income recorded in the three months ended March 31, 2004. The net interest margin in the first quarter of 2005 was 4.02%, compared to 3.65% in the first quarter of 2004 and 3.85% in the fourth quarter of 2004. Total gross loans and leases increased $62.3 million in the first quarter of 2005 and, as of March 31, 2005, climbed over $1 billion for the first time in State’s history. The acquisition of M2 Lease Funds LLC, completed in January, accounted for $27 million of the increase. Internally generated commercial and commercial real estate loans continued to grow strongly during the quarter, with an annualized growth rate of 21.2%. As a percentage of loans outstanding, State’s loan loss reserve (“reserve”) increased to 1.33%, from 1.24% one year ago and 1.32% on December 31, 2004. The reserve, as of March 31, 2005, equaled 175% of nonperforming loans and leases, compared to 118% as of March 31, 2004. Recoveries exceeded charge-offs in the first quarter of 2005 by $39,000.

        Total non-interest income declined 6.5% in the three months ended March 31, 2005, compared to the first quarter of 2004. This decline was primarily attributed to declines in mortgage origination fees and lower gains on the sale of securities. Total non-interest expenses in the quarter increased 8% over the first quarter of 2004, driven primarily by increases in personnel related expenses.

        On March 21, 2005, State announced that it had entered into an Agreement and Plan of Merger with Associated Banc-Corp (“Associated”), pursuant to which State will merge with and into Associated. It is anticipated that this merger will be consummated in the third quarter of 2005.

        State is a $1.5 billion financial services company operating through 29 full-service locations in southeastern Wisconsin and northeastern Illinois. State’s shares are traded on the NASDAQ National Market System under the symbol “SFSW.”

Forward Looking Statements

        Certain matters discussed in this Release are “forward-looking statements” that are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified as such because the statements generally will include words such as “believes,” “anticipates,” “expects,” or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this Release. Such risks and uncertainties include, among others, the ability of State and Associated to complete the proposed merger in a timely manner or at all and the failure of State’s shareholders to approve the merger. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this Release are only made as of the date of this Release, and State undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

In connection with the proposed transaction between State and Associated, a registration statement on Form S-4 and other relevant documents will be filed with the SEC. Shareholders of State are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the proxy statement/prospectus that will be part of the registration statement, because they will contain important information about the proposed transaction. After these documents are filed with the SEC, investors and security holders will be able to obtain them free of charge at the SEC’s website, www.sec.gov, or by requesting them from Associated Banc-Corp, Attn: Corporate Secretary, 1200 Hansen Road, Green Bay, WI 54304 or from State Financial Services Corporation, Attn.: Corporate Secretary, 815 North Water Street, Milwaukee, WI 53202.

Associated and State and their respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Associated’s directors and executive officers is available in its Proxy Statement dated March 16, 2005 filed with the SEC, and information regarding State’s directors and executive officers is available in its proxy statement filed with the SEC on March 25, 2004. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

State Financial Services Corporation
Press Release
Financial Highlights
March 31, 2005

Unaudited	At or for the Three Months ended March 31,
	2005	2004	% chg
For the Period:
Interest Income	$19,830,110	$16,917,427	17.22%
Interest Expense	6,528,731	5,289,044	23.44%

Net Interest Income	13,301,379	11,628,383	14.39%
Provision for Loan and Lease Losses	528,010	600,000	-12.00%

Mortgage Origination Gains & Fees	335,103	458,397	-26.90%
Gains on Sale of Securities	146,236	219,380	-33.34%
Other Non-Interest Income	2,117,548	2,102,016	0.74%

Total Non-Interest Income	2,598,887	2,779,793	-6.51%
Total Non-Interest Expense	9,757,035	9,031,371	8.03%

Net Before Minority Interest and Income Tax	5,615,221	4,776,805	17.55%
Minority interest in income of consolidated subs	50,025	--
Income Tax	1,881,059	1,535,051	22.54%

Net Income	$3,684,137	$3,241,754	13.65%

Per Share:
Net Income (basic)	$0.55	$0.48
Net Income (diluted)	$0.54	$0.47
Avg. Shares Outstanding (basic)	6,650,644	6,733,302
Avg. Shares Outstanding (diluted)	6,823,393	6,933,297
Dividends Declared	$0.17	$0.15
End of Period: ($'s in 000's)
Assets	$1,506,804	$1,501,709
Investment securities	370,950	449,786
Loans & leases (net)	987,102	889,805
Allowance for loan & lease losses	13,294	11,176
Goodwill	36,815	37,646
Deposits	1,086,961	1,052,380
Borrowed Funds	279,254	327,924
Stockholders' Equity	115,053	111,489
Per Share:
Total Shares Outstanding	6,924,233	6,938,014
Book Value	$16.62	$16.07
Tangible Book Value	$10.65	$9.91
Market Value	$36.95	$28.29
Key Ratios:
Net Interest Margin	4.02%	3.65%
Return on Average Assets	0.99%	0.89%
Return on Average Common Equity	12.99%	11.46%
Return on Average Common Tangible Equity	20.16%	18.36%
Tier 1 Leverage Ratio	7.18%	6.63%
Tangible Equity to Assets	5.03%	4.71%
Loans and Leases/Deposits	90.81%	84.55%
Allowance for Loan and Lease Loss/
Total Loans and Leases	1.33%	1.24%
Nonperforming Loans and Leases /
Total Loans and Leases	0.76%	1.05%
Nonperforming Assets/Total Assets	0.59%	1.01%
Net Charge-offs/Avg total
loans (annualized)	(0.02%)	0.06%